UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): January 8, 2016

AUTHENTIDATE HOLDING CORP.

(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER: 0-20190

DELAWARE	14-1673067
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Connell Corporate Center

300 Connell Drive, 5th Floor

Berkeley Heights, New Jersey 07922

(Address and zip code of principal executive offices)

(908) 787-1700

(Registrant’s telephone number, including area code

CHECK THE APPROPRIATE BOX BELOW IF THE FORM 8-K FILING IS INTENDED TO SIMULTANEOUSLY SATISFY THE FILING OBLIGATION OF THE REGISTRANT UNDER ANY OF THE FOLLOWING PROVISIONS:

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☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Definitive Material Agreement.

On January 8, 2016, Authentidate Holding Corp. (the “Company”) entered into an agreement with MKA 79, LLC, the holder of an outstanding promissory note in the aggregate principal amount of $320,000, which had a maturity date of December 31, 2015 (the “Prior Note”) in order to extend the maturity date of the Prior Note to January 15, 2016. The Company and MKA 79, LLC had previously agreed to extend the period within which payment of amounts due was extended to be eight days from the maturity date. No other terms of the Prior Note were modified. The holder of the Prior Note is an entity controlled by J. David Luce, a member of the Board of Directors (the “Board”) of the Company. The Company intends to continue holding further discussions with the holder of the Prior Note regarding a further extension of the maturity of this obligation and anticipates that it may be required to grant conversion rights for this note as part of the resolution of these ongoing discussions.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 9, 2016, the Board elected Messrs. Ronald C. Oklewicz, Varinder S. Rathore and Mustafa Chagani to the Board, effective immediately. In connection with these appointments, the Board expanded its size to ten directors. Each of the newly elected directors will serve for an initial term expiring at the Company’s next annual meeting of stockholders and until their successors shall have been elected and qualified, or until their earlier resignation or removal.

Mr. Ronald C. Oklewicz is currently the managing member of iRoar Partners, where he is focused on helping businesses in the federal medical sector reach their full potential by assisting them with strategic and business development. Before founding iRoar in 2001, Mr. Oklewicz was the President of a Carnegie Mellon University spinout, which provides web-centric, knowledge-based maintenance solutions for the Department of Defense, and served as the CEO, COO, and President of TelePad Corporation, a developer and manufacturer of advanced wireless mobile computers and software solutions. Mr. Oklewicz’s career in the information technology industry spans overs thirty years and he has also held senior positions at Apple Computer, Inc., the Wollongong Group, and Xerox Corporation, focusing on sales and marketing and particularly to government and national account contracts. Mr. Oklewicz, age 68, earned a B.A. from California University of Pennsylvania and completed the Strategic Marketing Management Program at the Stanford University Graduate School of Business.

Dr. Varinder S. Rathore, age 44, is practicing Psychiatrist and has acted as Chief Medical Officer of Vitality Physicians Group Practice, P.C. since February 2013, and provides mental health and medical services to the patient population of the organization. Prior to that, from 2008 to January 2013, he practiced at the Albert Einstein Medical Center and was an Assistant Professor in the Department of Psychiatry. Dr. Rathore graduated with a degree in Biology from New York University and received his Medical Degree from St. George’s University School of Medicine. Dr. Rathore is double board certified in General Psychiatry and Addiction Psychiatry.

Mustafa Chagani, age 51, is currently the CEO of Texas International Institute of Health Professions (dba) Vcare Community Clinics, a not-for-profit community based organization focused on providing equitable access to healthcare professions, health services to uninsured persons and economic development matters. Mr. Chagani has served in this capacity since January 2014. Prior to that, from January 2011 to October 2013, Mr. Chagani was the General Manager of the Ibn Sina Foundation and Community Medical Center, a not-for-profit organization that provides uninsured, underprivileged and underserved immigrant population of Houston reduced cost healthcare. Mr. Chagani’s professional career in the healthcare industry spans over twenty years. From July 2007 to June 2010, he held various positions at the Dow University of Health Sciences in Karachi, Pakistan, including the Director of Professional and Ancillary Services and the Project Director of the General Medical Hospital. He also previously held leadership positions at the Aga Khan University of Health Sciences. Mr. Chagani received a M.B.B.S. from the Sind Medical College in Karachi, Pakistan and a Higher Diploma in Hospital and Health Service Administration, from the South Bank University London, U.K.

The Board elected each of Messrs. Oklewicz, Rathore and Chagani in light of their experience in the healthcare and/or information technology industries and in contemplation of closing the transaction with Peachstate Health Management, LLC d/b/a Aeon Clinical Laboratories. There are no other arrangements or understandings between each of the newly elected directors and any other person pursuant to which he was appointed to the Board. There are no family relationships between any of the new directors and any other director, executive officer, or any person nominated or chosen by the Company to become a director or executive officer. None of the newly appointed directors is a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K. The Board is in the process of determining on which committees the newly elected directors shall serve.

As non-employee directors, Messrs. Oklewicz, Rathore and Chagani will participate in the non-employee director compensation arrangements described in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015, filed with the Securities and Exchange Commission (the “SEC”) on October 13, 2015. In addition, it is expected that each such person will execute the Company’s standard form of non-employee director indemnification agreement. The form of the indemnification agreement was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 12, 2012 and is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AUTHENTIDATE HOLDING CORP.

By:	/s/ Ian C. Bonnet
Name:	Ian C. Bonnet
Title:	Chief Executive Officer

Date: January 12, 2016

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